SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 22, 2013

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.         Regulation FD Disclosure.

701 Seventh Avenue

The following describes Winthrop Realty Trust’s (the “Trust”) economic investment in the 701 Seventh Avenue, New York, New York property (the “Property”).

The Trust holds its preferred equity interest in the Property through 701 Seventh WRT Investor LLC (“701 JV”), a venture between the Trust and a third party.  Pursuant to the terms of the 701 JV operating agreement, the Trust is required to contribute 70.5% (which is subject to increase to 80% at such time, if at all, as the lender holding the debt encumbering the property consents or the debt is refinanced, which is expected to occur in December 2013) of all capital contributions required to be made by 701 JV up to a maximum contribution by the Trust of $125 million.  701 JV, in turn, through a series of ventures presently holds an indirect 76.42% interest in the Property.  As such, the Trust’s fully-diluted percentage of all capital contributions is approximately 53.9% (subject to increase to approximately 61.1%).

With respect to distributions from the Property, 701 JV is entitled to receive 76.42% of all distributable cash flow from the Property, which reduces to 61.1% at such time as 701 JV has received a return of its entire capital contributions, which is further reduced to 30.57% at such time as 701 JV has received a return of its entire capital contributions plus a 12% internal rate of return thereon.

Under the operating agreement for 701 JV, the Trust is entitled to receive from distributions of cash flow 100% of the amounts received by 701 JV until the Trust receives a 12% return on its capital contributions.  Thereafter, the Trust will be entitled to receive 50% of any additional distributable cash flow received by 701 JV after its partner in 701 JV receives a 12% return on its capital contributions.  With respect to capital proceeds, the Trust is entitled to receive on a preferred basis 100% of the amounts received by 701 JV on account of capital proceeds until the Trust receives a return of its capital contributions plus a 12% internal rate of return thereon.  Thereafter, the Trust will be entitled to receive 50% of any additional distributable capital proceeds after its partner in 701 JV receives a return of its capital contributions and a 12% internal rate of return thereon.

By way of example, assuming that the Property is sold on October 1, 2016 and at such time the then existing debt encumbering the Property is $815 million and the Trust has made aggregate capital contributions to 701 JV of $100 million, the Trust would receive:

•	a return of its entire preferred capital contributions together with a 12% internal rate of return thereon at a sales price of approximately $1.003 billion; and
•	for each dollar of purchase price in excess of approximately $1.066 billion, an additional $0.1528 cents.

Asset Sales

Consistent with the Trust’s business strategy, it is anticipated that the Trust will market for sale $130 million-$180 million of assets in the first two quarters of 2014 which are deemed to have matured in value.  Sales proceeds will be recycled for new investments and/or corporate reserves.   Included in the assets that are expected to be marketed for sale are certain performing loan assets and the properties in Englewood, Colorado.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22nd day of November, 2013.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chairman and Chief Executive Office